Exhibit 5.1

TELEPHONE: 1-650-461-5600 FACSIMILE: 1-650-461-5700 WWW.SULLCROM.COM	LOS ANGELES • NEW YORK • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

December 21, 2010

VeriFone Systems, Inc.,

    2099 Gateway Place, Suite 600,

        San Jose, California 95110.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 16,593,522 shares (the “Securities”) of Common Stock, par value $0.01 per share, of VeriFone Systems, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of November 17, 2010, among Hypercom Corporation, the Company, and Honey Acquisition Co., as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP